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       September 18, 2020

       Yuantong Wang
       President and Chief Executive Officer
       Adaiah Distribution, Inc.
       Tianan Technology Park
       13/F Headquarters Center Building 16
       555 Panyu North Ave, Panyu District, Guangzhou City, China

                                                        Re: Adaiah Distribution
Inc.
                                                            Form 8-K
                                                            Filed August 20,
2020
                                                            File No. 000-55369

       Dear Mr. Wang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




       Sincerely,


       Division of Corporation Finance

       Office of Technology
       cc:                                              Richard I. Anslow